NIVS IntelliMedia Technology Group Reports First Quarter 2009 Financial Results
- 1Q09 Revenue Increases 9.3% YoY to $29.3 Million - - 1Q09 Cash from Operations Increases to $3.2 Million - - Reaffirms FY09 Revenue and Profit Margin Forecast -

HUIZHOU, Guangdong, China, May 20 -- NIVS IntelliMedia Technology Group, Inc., (NYSE Amex: NIV) ("NIVS" or "the Company"), an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products, today reported its financial results for the first quarter ended March 31, 2009.

Mr. Tianfu Li, Chairman and CEO of NIVS, commented, "As we celebrate the Chinese New Year holidays around February, the first quarter is seasonally our slowest in manufacturing and sales. Therefore, in the first three months of 2009, we focused on building our brand, broadening our distribution, launching new products, conducting sales promotion, winning future orders, and strengthening our capital structure. To that extent, we are very pleased with our many achievements during the quarter, as they together provide a strong foundation for healthy business for the remainder of the year."

First Quarter 2009 Business Achievements

–
Building the NIVS Brand.  The Company embarked on a successful "Music Can Be Touched" nation-wide marketing campaign.  Augmented by the Company's $0.5 million advertising campaign with CCTV, public recognition of the NIVS brand increased sharply in China's Northern region.

–
Conducting Sales Promotion.  The Company completed the first half of its sales promotion campaign in 28 provinces throughout China.  During the first quarter, NIVS held sales promotion and business development road shows in 13 provinces, and the remaining 15 provinces will be held in the second quarter.  These road shows were directly supported  by advertisements on CCTV.

–	Broadening Distribution. The Company significantly expanded its distribution network in China's Western and Northern regions, benefiting from the promotional road show and TV advertising.

–	Launching New Products. The Company launched new, innovative 15" to 22" LCDTV models with built-in DVD and DVB, enhanced by TV advertisements to promote the "Digital Home Theater".

–	Winning New Orders. The Company achieved 60% of its annual sales target for the newly-launched Digital Home Theater products.

–	Strengthening Capital Structure. The Company completed a public offering consisting of 550,000 shares of common stock at a price of $3.50 per share, for gross proceeds of approximately $1.9 million.

First Quarter 2009 Financial Results

Revenue for the first quarter of 2009 increased 9.3% to $29.3 million, from $26.8 million in first quarter of 2008, driven by solid demand, success of new products, and greater brand recognition. Revenue for standard audio equipment increased to $23.6 million, an increase of 8.0% compared to $21.9 million for the same period in 2008. Revenue for televisions increased 37.3% to $2.3 million, from $1.7 million a year ago. Revenue for intelligent audio and video equipment decreased to $3.6 million, compared to $3.9 million for the same period in 2008.

Gross profits in the first quarter, decreased by $0.2 million, or 3.2%, to $6.3 million, compared to $6.5 million for the same period last year. Correspondingly, gross margin of 21.4% declined year-over-year from 24.1% in the prior year's first quarter. The decrease of the gross margin was mainly attributable to a combination of lower prices for standard audio equipments and higher production costs.

Operating expense were $3.0 million for the first quarter of 2009, or 10.1% of total revenue, compared to $2.1 million, or 7.9% of total revenue a year ago. Selling expense for the first quarter of 2009 totaled $1.1 million, or approximately 3.9% of total revenue, compared to $0.6 million, or approximately 2.3% of total revenue, for the same period in the prior year. The increase was primarily due to the increased television advertising and marketing activities. General and administrative expenses were $1.2 million for the first quarter of 2009, a decrease of $0.1 million, or 6.3%, compared to $1.3 million for the same period in 2008, as the Company had zero bad debt expense in the first quarter of 2009. Research and development expenses were approximately $0.6 million for the first quarter of 2009, or 2.0% of total revenue, compared to $0.2 million, or 0.6% of total revenue for the first quarter of 2008. The increase was mainly due to the continued investment in the development of new product offerings.

Income from operations of $3.3 million in first quarter 2009 decreased $1.1 million, or 24.3%, from $4.4 million in first quarter of 2008. Accordingly, operating margins decreased to 11.3%, versus 16.3% for the same period in 2008, primarily due to lower gross margin and the increase of advertising and marketing activities, as well as merger expense, professional fees expenses, and non-cash warrant expense. Total non- recurring expenses during the quarter was approximately $1.1 million.

Net income of $2.4 million decreased $0.7 million, or 24.7%, from $3.1 million for the same period in 2008, primarily a result of the above one-time expenses. As a percentage of revenues, net income decreased to 8.1%, from 12.1% for the same period in 2008. Weighted-average shares outstanding during the quarter increased to approximately 37.4 million shares, which is 9.8 million shares more than the 27.5 million shares in the same period a year ago, as the Company issued new shares in a public offering in March 2009 and converted $7.8 million debt into approximately 2.2 million equity shares in December 2008. Consequently, due to a lower net income and higher share count, earnings per diluted share was $0.06 in first quarter 2009, as compared to $0.11 in first quarter of 2008.

Liquidity and Capital Resources

The Company's cash position at the end of March 31, 2009 increased sequentially by $1.7 million, or 473%, to $2.2 million, from $0.5 million at the end of 2008. Cash flows provided by operating activities increased to $3.2 million, versus cash flows used by operating activities of approximately $0.0 million ($22 thousand) from a year ago. Accounts receivable decreased to $18.6 million from $20.4 million at the end of 2008, as DSOs of 58 days remained better than the target of 60 days.

Mr. Tianfu Li continued, "I am delighted that we solidly grew our revenue and generated significant cash from operations in the first quarter of 2009. By increasing our sales and marketing activities, we continue to enhance our brand and strengthen our reputation in domestic and international markets. We are excited by our expanded LCD production line, our successful launch of new product lines, and our growing brand. At present, we are comfortable with our ability to not only meet our 2009 targets but also continue our momentum into 2010 and beyond."

Financial Outlook

For the full year 2009, NIVS reaffirms its revenue projection of approximately $172 million to $186 million, a projected 20%-30% increase compared to 2008. The Company also reaffirms full year 2009 net profit margin will remain firm in the historical range of 9-10%.

Mr. Li concluded, "For the remainder of 2009, we intend to continue our strong marketing and new product launch momentum, as we remain focused on executing our goal of becoming China's pre-eminent integrated consumer electronics company. Following the strong success of our promotional road show during the first quarter, we plan to extend our road show to another 15 Chinese provinces in late May. In addition, earlier this April, we launched our new Home Theater V6 and Home Theater V9 speaker systems, which utilize our proprietary NIVS' 2.1 Hi-Fi stereo processing to achieve a surround sound effect that is comparable to standard 5.1 Home Theater systems. Equipped with touch screens, the new Hi-Fi speaker system is fully digitized and compatible with personal computers, TVs, DVD players and other entertainment systems. This summer, we plan to begin selling our NIVS-branded LCDTV in China, as we capitalize on our growing brand, distribution, and manufacturing scale. Even in the context of a slower global economy, we continue to see a growing demand for our products from our targeted customers. We believe that our integrated combination of solid technology, design, manufacturing, distribution, product and marketing will elevate NIVS to become an eventual household name brand in China, enabling us to deliver sustained strong financial results and to ultimately reward our supportive shareholders with greater share value."

Conference Call

The Company will hold a conference call to discuss the financial results at 8:00 a.m. ET on May 20, 2009. The Company invites you to join the call by dialing 1-719-325-2117. A live webcast of the conference call will be available at http://www.nivsgroup.com . A replay of the call will be available from May 20, 2009 to June 03, 2009. Listeners may access the replay by dialing 1-719-457-0820, passcode: 5193040.

About NIVS IntelliMedia Technology Group, Inc.

NIVS IntelliMedia Technology Group is an integrated consumer electronics company that designs, manufactures, markets and sells intelligent audio and video products in China, Greater Asia, Europe, and North America. The NIVS brand has received "Most Popular Brand" distinction in China's acoustic industry for three consecutive years, among numerous other awards. NIVS has developed leading Chinese speech interactive technology, which forms a foundation for the Company's intelligent audio and visual systems, including digital audio, LCD televisions, digital video broadcasting ("DVB") set-top boxes, peripherals and more.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary companies. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including, but not limited to the Company's reliance on its major customers for a large portion of its net sales; the Company's ability to develop and market new products; the Company's ability to continue to borrow and raise additional capital to fund its operations; the Company's ability to collect aging trade receivables and the effect of a growing doubtful account allowance; the Company's ability to accurately forecast amounts of supplies needed to meet customer demand; exposure to market risk through sales in international markets; the market acceptance of the Company's products; exposure to product liability and defect claims; fluctuations in the availability of raw materials and components needed for the Company's products; protection of the Company's intellectual property rights; changes in the laws of the PRC that affect the Company's operations; development of a public trading market for the Company's securities; and the cost of complying with current and future governmental regulations and the impact of any changes in the regulations on the Company's operations. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including the discussed above and in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward- looking statements.

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(In US Dollars)

	For the Three Months Ended
	March 31,
	2009	2008
	(Unaudited)	(Unaudited)

Revenue	$29,256,728	$26,776,321
Other Sales	91,072	62,871
Cost of Goods Sold	(23,096,780)	(20,383,122)
Gross Profit	6,251,020	6,456,070

Selling Expenses	1,141,223	620,212

General and administrative
Amortization	17,445	16,500
Depreciation	81,270	95,480
Bad debts	-	452,301
Others general and administrative	1,142,915	761,397
Total general and administrative	1,241,630	1,325,678
Research and development	572,535	154,772
Total operating expenses	2,955,388	2,100,662
Income from operations	3,295,632	4,355,408

Other income (expenses)
Interest expense	(562,063)	(531,502)
Imputed interest	-	(190,139)
Sundry income (expense), net	9,981	15,733
Total other income (expenses)	(552,082)	(705,908)

Income before noncontrolling interest and income taxes	2,743,550	3,649,500
Income taxes	(313,955)	(505,513)

Net income	2,429,595	3,143,987

Net income attributable to the noncontrolling interest	(61,128)	(84,073)

Net income attributable NIVS IntelliMedia Technology Group, Inc.	$2,368,467	$3,059,914

Basic earnings per share - net income attributable to NIVS's common shareholders	$0.06	$0.11

Weighted-average shares outstanding, Basic	37,391,115	27,546,667

Diluted earnings per share - net income attributable to NIVS's common shareholders	$0.06	$0.11

Weighted-average shares outstanding, Diluted	37,391,115	27,546,667

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In US Dollars)

	March 31,	December 31,
	2009	2008
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$2,181,215	$461,504
Short-term investment, marketable securities	11,021	-
Trade receivables, net	18,607,892	20,364,356
VAT refundable	154,538	1,094,090
Inventories, net	16,756,860	11,279,832
Restricted cash	12,731,570	11,681,595
Prepaid expenses and deposits	356,462	81,690
Total current assets	50,799,558	44,963,067
Property and equipment, net	57,765,279	56,331,487
Advances to suppliers	11,957,095	15,286,028
Intangible assets, net	2,331,228	2,343,383
Total Assets	$122,853,160	$118,923,965

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable - trade	$2,317,269	$2,020,363
Customer deposit	188,077	1,393,171
Accrued liabilities and other payable	1,119,821	1,441,922
Various taxes payable	1,869,777	470,860
Short-term loans	34,982,857	35,871,715
Wages payable	449,729	800,744
Bank notes payable	20,166,697	18,849,201
Corporate tax payable	3,055,105	2,744,518
Total current liabilities	64,149,332	63,592,494
Due to shareholder	-	7,842,780
Total liabilities	64,149,332	71,435,274

Equity
NIVS IntelliMedia Technology Group, Inc.'s shareholder equity
Preferred stock, $0.0001 par value, 10,000,000 shares
authorized, 0 shares outstanding at March 31, 2009
and December 31, 2008	-	-
Common stock, $0.0001 par value, 100,000,000 shares
authorized, 40,592,847 and 36,855,714 shares issued and outstanding
at March 31, 2009 and December 31, 2008, respectively	4,059	3,686
Additional paid-in capital	21,513,357	12,663,513
Accumulated other comprehensive income	3,857,954	3,960,012
Statutory surplus reserve fund	3,568,869	3,568,869
Retained earnings (unrestricted)	28,561,838	26,193,371
Due from related parties	-	-
Total NIVS IntelliMedia Technology Group, Inc. Shareholders' Equity	57,506,077	46,389,451
Noncontrolling interest	1,197,751	1,099,240
Total Equity	58,703,828	47,488,691

Total Liabilities & Equity	$122,853,160	$118,923,965

NIVS IntelliMedia Technology Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In US Dollars)

	For The Three Months Ended
	March 31,
	2009	2008
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities

Net Income	$2,368,467	$3,250,053
Adjustments to reconcile net income to net cash provided by operating activities:
Noncontrolling interest	61,128	84,073
Imputed interest	-	190,139
Bad debts	-	452,301
Depreciation	1,420,781	1,151,053
Amortization	17,445	16,500
Changes in operating assets and liabilities:
Account receivable-trade	1,756,464	(5,004,572)
Advance to suppliers for purchases	3,328,933	261,132
Prepaid expenses and deposits	(274,772)	(43,871)
Inventories, net	(5,477,028)	4,516,528
Restricted cash	(1,049,975)	(2,301,293)
VAT refundable	939,552	-
Accounts payable and accrued liabilities	(1,230,289)	(3,824,385)
Various taxes payable	1,398,917	892,713
Wages payable	(351,015)	(251,474)
Corporate tax payable	310,587	588,459
Net cash provided by operating activities	3,219,195	(22,644)

Cash Flows From Investing Activities
Purchases of property and equipment	(2,919,384)	(2,805,059)
Purchases of intangible assets	(8,937)	-
Short-term investment, marketable securities	(11,021)	-
Net cash used in investing activities	(2,939,342)	(2,805,059)

Cash Flows From Financing Activities
Increase (decrease) in loans payable	(888,858)	(2,183,908)
Increase (decrease) in notes payable	1,317,496	5,613,234
Net proceeds of share issuance	8,850,217	-
Due to shareholder	(7,842,780)	(827,287)
Due from related parties	-	472,668
Net cash provided by (used in) financing activities	1,436,075	3,074,707
Effect of exchange rate changes on cash	3,783	321,465
Net increase in cash and cash equivalents	1,719,711	568,468

Cash and cash equivalents, beginning of period	461,504	1,438,651
Cash and cash equivalents, end of period	$2,181,215	$2,007,120